Exhibit 99.1

August 1, 2019

Dear Shareholder:

We are pleased to enclose (unless you have direct deposit) your August 1, 2019, dividend of $0.11 per common share. We have commented in the past on the exercise your management and board go through to balance retention of capital for growth and return to you, our shareholder, in dividends, but also return in increasing value. Our stock price as of June 30, 2019 was $22.45 compared to $17.42 on December 31, 2018. This is a 28.87% increase in value year to date.

Our second quarter 2019 earnings will be released on July 26, 2019 and earnings will be posted to our corporate website at CIVB.com.

We continue to invest in technology and our focus remains on growing the bank and on enhancing our overall customer experience. We are working on a number of product and service initiatives for 2019, aimed at providing greater convenience and security. A top priority for us is to continue to make it easy to do business with Civista Bank.

I am pleased to announce that we have hired Russell Edwards, Senior Vice President, Retail Banking. Russell has 28 years of banking and business development experience, having previously led retail teams at both community and regional banks. Russell succeeds Kristine Meinert, who is retiring from the Bank after nearly 43 years of service. I congratulate Kris on her retirement and welcome Russell to the Bank.

We value relationships and we seek to make a difference in the communities that we serve, for the benefit of all our customers, employees and shareholders. If you have questions, a call is always welcomed.

Sincerely,

James O. Miller Chairman of the Board	Dennis G. Shaffer CEO and President

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.